Exhibit 99.2
CORPORATE PARTICIPANTS
Angel Atondo
Cavium Networks, Inc. — Marketing Communications Manager
Syed Ali
Cavium Networks, Inc. — President, CEO
Art Chadwick
Cavium Networks, Inc. — VP — Finance & Administration, CFO
CONFERENCE CALL PARTICIPANTS
Sanjay Devgan
Morgan Stanley — Analyst
Arnab Chanda
Deutsche Bank — Analyst
Krishna Shankar
JMP Securities — Analyst
Quinn Bolton
Needham & Co. — Analyst
Sandy Harrison
Signal Hill — Analyst
PRESENTATION
Operator
Ladies and gentlemen welcome to the Cavium Networks Q4 2007 Earnings Conference Call. During today’s presentation, all parties will be in a listen only mode. Following the presentation the conference call will be opened for questions.
(OPERATOR INSTRUCTIONS)
This conference is being recorded January 23, 2008. I would now like to turn the conference over to Angel Atondo, Marketing Communications Manager. Please go ahead.
Angel Atondo - Cavium Networks, Inc. — Marketing Communications Manager
Thank you. Good afternoon everyone and welcome to Cavium Network’s fourth quarter 2007 financial results conference call. Leading the call today are Mr. Syed Ali, President & CEO of the Company and Art Chadwick, Vice President & Chief Financial Officer. Before we begin I would like to remind you that various remarks that we make on this call including those about our future financial results including revenues; gross margins; operating expenses; design wins; product plans; our competitive situation; partnerships; goals and prospects; market trends; and our anticipated growth and profitability all constitute forward-looking statements for the purpose of the Safe Harbor provisions under the Private Securities Litigation Reform Act.

These forward-looking statements and all other statements that may be made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially. We refer you to our Form S-1 filed with the SEC on May 1, 2007, in particularly to the section entitled Risk Factors and to other reports that we may file from time-to-time with the SEC for additional information on factors that could cause actual results to differ materially from our current expectations. These forward-looking statements speak only as to the date hereof and we disclaim any obligation to update these forward-looking statements.
In addition, Cavium reports gross margin and net income and basic and diluted net income per share in accordance with the GAAP an additionally on a non-GAAP basis. Management believes the non-GAAP information is useful because it can enhance the understanding of the Company’s ongoing economic performance and Cavium therefore uses non-GAAP reporting internally to evaluate and manage the Company’s operations. Cavium has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results.
The full reconciliation of the GAAP to non-GAAP financial data can be found in our earnings release issued earlier today and we ask that you review it connection with this call. Now, I will turn the call over to Mr. Syed Ali.
Syed Ali - Cavium Networks, Inc. — President, CEO
Thanks to everyone for joining us today. Today we are extremely pleased to report strong quarter four 2007 results across all metrics including revenues, earnings and design runs. In this quarter we saw robust sequential growth and accelerated the year-over-year growth. In brief, Cavium’s fourth quarter revenue was a record $16.2 million, which represents a 14% sequential quarter-over-quarter and 64% year-over-year growth. Non-GAAP net income was $2.9 million or $0.07 per share and non-GAAP gross margins came in at the higher end of our expectations at 64.9%. Our GAAP net income was $2 million or $0.05 a share. Art, our CFO will provide more details on the Q4 financial results and Q1 guidance shortly.
Before I discuss design wins, product news and relationships I would like to give more color on quarter four revenues and an update on some of the high level trends we see in the market that are driving the demand for both our high end and our low end products. In Q4 growth was broad based across our major market segments and across geographies. The enterprise and datacenter segment was the largest segment at 73% of sales and grew 19% quarter-over-quarter. The remaining segments including access service provider, consumer broadband, and software services segment combined to achieve 27% of sales and grew 5% quarter-over-quarter.
By contrast in Q3, the enterprise and datacenter segment grew at 8.5% while the non-enterprise datacenter segment grew at much higher rates of 21%. This quarter’s revenue mix highlights the value of our diverse product line and diverse end markets that we serve. This diversity smoothens out our growth and makes us less dependent upon the ebb and flow of any individual segment of the market in any particular given quarter.
In the near and mid-term, Cavium’s growth has been primarily driven by new programs going to production at existing customers and new customers coming online rather than on growth in programs already in production. In fact, these new programs going into production will tend to override and insulate us somewhat to near-term demand perturbation that may happen in programs that are already in volume production. In quarter four we had some new programs that started to come on line that helped drive our growth this quarter. In fact, we also had OCTEON shift into its first storage application at a large tier one customer.
Now, I would like to move on and talk about some macro trends that we are seeing in our end markets that are proving to be very beneficial to us. When we first introduced our high end 16 core processors in 2005 there were a lot of questions about whether the industry could absorb the large quantity of processing power in a single chip that we would deliver. Existing solutions at that time were primarily single and dual core, and questions were raised on who needs it and how will the software work in this massively multi-core environment.
What was missed by many skeptics was the emerging need to, a) do intelligent processing of multiple services at the layer four to layer seven levels, and b) customers’ desire to integrate control planes, data planes, services and security processing into a single system-on-a-chip PCU. These trends increased computational requirements exponentially, driving up demand for our highest end processors.
On the software side the wide scalability and adoption of symmetric multi processing or SMP ready embedded operating systems like Linux, BSD and VXWorks coupled with OCTEON’s on chip multi-course scaling hardware has dramatically simplified the task of developing and porting software to our multi-core processors. In fact, we are now seeing some of our highest end 16 core designs going to market in record times of less than 18 months. We are now at the forefront of this wide scale multi-core adoption and are seeing extremely robust demand for our highest end 16 core processors.
Additionally, we are also seeing several blade designs in the enterprise, datacenter and service provider segments designing two of our 16 core processors into a single blade. Some systems are even including two or more of these dual 16 core OCTEON blades per system.
We are also seeing the beginnings of a new trend where computer intensive functions typically implemented using DSPs and FPGAs are being consumed into our multi core processors. For example, voice over IP processing which was traditionally done with DSPs can now be done by consuming a small portion of the compute power on our multiple MIPS cores. Standard packet header processing and logic functions such as robot header compression used in wireless networks and framing used in hard line networks which was traditionally done in FPGAs can now be implemented using standard C running on our MIPS cores leveraging our on chip hardware acceleration.
This is another driver and has the additional benefit of increasing the requirement for our high end OCTEON processors and also increasing our direct total available market. This trend was very visible last quarter were over 70% of our OCTEON revenues were derived from our highest end 16 core processors. This also bodes very well for acceptance of our next generation road map products which will incorporate more intelligent processing power, revolutionary features and additional application acceleration at dramatically improved performance per watt.
Now, I would like to talk about the service provider gateway, SOHO/SMB and home markets which are our low end serve markets. Traditionally, these markets were served by single core processors with low performance requirements and very minimal differentiation. This resulted in a very competitive market where Cavium did not really have a clear overriding advantage. However, now the low end markets of broadband and home gateways are moving to dual core and beyond due to WI-FI, video, data and higher line rates.
This transition in the low end market is moving this market to Cavium’s core competency of multi-core processors which is making us very competitive and this is also accelerating our run rate and competitiveness in this market. Several programs in this segment are in the prototype and QA phase and we expect some of these programs to enter the production phase in the first half of 2008.
Last quarter was a hectic time at Cavium where we started wide spread sampling of over 10 new products in three new families namely the 56xx network services processors, the 57xx storage service processors, and the 50xx broadband gateway processors. In the past, we have sampled only a single family of products in any given quarter. Demand for these products was strong across the board. We had many customers waiting for the samples and many of them had boards ready to go. We sampled these new processors in evaluation boards to over 15 new and existing customers with over 2,000 sample parts shipped in the quarter.
This fast ramp to support customer demand will help us reduce time to revenue for many of the designs we have also won in 2007. We expect the CPUs of our 5xx family of products to be the fastest revenue ramping products in our history and in particular we expect 50xx family to be the fastest of them all.
I would now like to provide an update on design wins. As we had mentioned in our last call design win rates have accelerated from the first half of ‘07 to the second half of ‘07. Fourth quarter design win rates continued at the very robust pace that was set in the second half of ‘07. The number of design wins last quarter was nicely spread out over the high-end, mid-range and low end processors.

We find this trend very healthy in that it strengthens our position at large customers by winning multiple platforms diversifies our customer bases across performance ranges and geographies and creates a significant barrier to entry against our competitors looking for a kink in our armor. We closed multiple new design wins at a number of tier one customers last quarter including Cisco, Juniper, Nortel, Hitachi, Linksys, Sumitomo and Netgear.
We also closed our first win with the OCTEON storage services processor at a mid size storage company. In the enterprise and datacenter segment we won new designs in high volume access routers, Ethernet router switches, wireless LAN controllers and security gateways. In these segments our customers selected us due to our network performance, scalability, integration and security features.
We see our customers using OCTEON in two different modes. First, we see OCTEON as the primary processor with complete layer two to layer seven protocol and application software and user interface software in a single chip; and secondly, we see OCTEON also being used as a core processor offloading network intensive functions and applications and security for a host processor like the x86. In the access and service provider market we continue to win new designs in 3G, 4G, and WiMAX infrastructure equipment at the world’s leading vendors in Europe and China.
Our customers are telling us that we have the most cost effective and comprehensive line of products for this segment covering both the lower end applications such as femto, pico, macro base stations all the way up to higher end radio network controller and GDS end type applications. Our win rates in this segment are high and we believe that this will become a significant revenue segment for us as we move ahead. Again, OCTEON scalability has enabled our customers to use the OCTEON in new near term and long term designs.
In broadband and consumer CPU gateway market we continue to win designs for service provider of home gateways, SOHO/SMB routers and enterprise class indoor and outdoor wireless LAN access points. The need for high performance in this market is aspirating our design win rate in this market. Customers are telling us that selecting us because they like the extra headroom and future seamless upgradeability available in our processor families. In this segment of the market OCTEON is used as a single chip solution with the entire system software for networking, voice signaling and processing and other applications such as storage, conferencing, Java virtual machine and management all running on our CPU.
We were also very pleased by the geographic breadth that we saw in our design win activity. Approximately half of our wins came from China, Europe, Japan, and Taiwan. Our pipeline of potential new design wins is also extremely strong. We are currently in various stages of evaluation and bake off at well over 15 new opportunities and we hope to convert a large majority of theses to design wins.
We also had a number of customer and partner announcements during the quarter Aruba Networks a leading wireless LAN equipment vendor selected the OCTEON processor. Aruba uses both NITROX and OCTEON processors in multiple products in their product portfolio. H3C which is the formerly Huawei-3Com, a leading broad network in Hangzhou, China has designed Cavium’s OCTEON processors in a broad range of products targeting the SMB, [series] router, and service provider markets.
Cavium’s network single and dual core OCTEON processors are in HC3 entire line of ER5000 and ER3000 series routers that have started initial production. These products delivery high performance for a variety of features including L2 L3 protocols, quality of service, net, firewall, and VPN. H3C has also selected Cavium processors as a key component for its open application architecture due to its leading application performance, broad scalability, and low power conduction.
Emerson Network Power, a major blade vendor announced that their using Cavium Network OCTEON in their high performance ADCA, AdvanceMC, and MicroTCA processing blades. Packeteer a provider of WAN optimization solutions announced that they are using OCTEON in their new series of high-throughput         , high performance traffic process solutions that will enable the fastest available intelligent application processing for distributed applications in environments requiring multi gigabyte traffic monitoring and real time policy enforcement response.

These systems perform multiple functions to streamline traffic across WAN links including compression, traffic shaping and TCP optimization. The OCTEON processor has enabled parsing packets to Layer 7 and analyze follows by application and type of transaction with application at speeds of six gigabytes per second and scalable up to 20 gigabytes per second.
We also have several partner announcements covering joint reference designs and hardware and software eco systems support to Cavium’s processors. Cavium announced collaboration with Broadcom to offer a comprehensive set of reference designs targeted at intelligent switching and broadband applications. These reference designs utilize Cavium’s market leading OCTEON multi core processor family along with Broadcom’s widely adopted enterprise class StrataXGS and Home/SMB ROBOSwitch gigabit Ethernet switches and FASTPATH networking software. The reference designs aim to reduce engineering development cost and time-to-market for intelligent enterprise switches, Layer 4+ switches and SOHO/SMB routers.
Cavium also announced comprehensive support for Elliptic Curve Cryptography of ECC across our OCTEON and NITROX product lines. Certicom who is the leading provider of ECC also announced that their ECC Suite B and related Certicom APIs and software will be supported on Cavium Network’s NITROX and OCTEON processors. The ECC Suite B have been approved and recommend by the NSA and is being rapidly adopted for high security federal and military application.
Wind River, the leading embedded OS supplier announced support of OCTEON processors in their latest VXWorks version with symmetric multi processing. OCTEON is one of the few processors with standard out of the box support from Wind River both VXWorks and Linux. At the recent consumer electronics show we demonstrated complete solutions for triple blade gateways with a range of connectibility including MoCA, which is multimedia over coax, gigabit Ethernet, 802.11n, and ultra wideband running voice, video and data traffic.
In summary, we ended our fiscal 2007 with a very robust quarter in terms of sequential growth, year-over-year growth, gross margins, net income and continued record design win rates. On that note, I would now like to turn the call over to Art Chadwick who will provide a detailed discussion of Q4 financial results and Q1 guidance. After that, we will be happy to take your questions.
Art Chadwick - Cavium Networks, Inc. — VP — Finance & Administration, CFO
Great. Thanks, Syed, and thanks to all of you for joining us today. I will first go through our Q4 financial highlights, provide a short summary of total year 2007 results and then provide some guidance for Q1 ‘08. As Syed just described, Q4 was another great quarter for us. Fourth quarter revenue of $16.2 million continued our history of strong sequential and year-over-year revenue growth. Sales were up 14% sequentially and 64% year-over-year.
Our largest customers during the quarter were Cisco Systems and F5 Networks at 22% and 14% of sales respectively. Sales to our top five customers comprised 55% of total sales down from 61% in Q3 as we continue to diversify our customer base. We had good sequential sales growth during the quarter from customers that included Aruba Networks, Blue Coat Systems, Cisco Systems, Citrex Systems, and Nokia.
In terms of geography 60% of our sales were domestic and 40% were international. In our press release we announced both GAAP and non-GAAP results. Our non-GAAP results this quarter exclude $800,000 in stock based compensation and related payroll tax expense and $100,000 in amortized acquired technology. Non-GAAP gross margins remained strong this quarter at 64.9% the same as in Q3 due to a good product mix, as well as continued manufacturing cost reductions.
Operating expenses, excluding stock based compensation expense, were $8.9 million, an 8% sequential increase over Q3 due entirely to increase investment in R&D. R&D spending increased from $4.6 million in Q3 to $5.2 million in Q4, while SG&A expenses remained sequentially flat at $3.7 million. Total company headcount increased by nine during the quarter ending at 202 employees worldwide.
Non-GAAP operating margins continued to expand increasing from 6.5% in Q3 to 10.0% in Q4. This expansion resulted from the fact that we increased expenses at just over half the rate at which we increased sales and gross margin dollars. On a GAAP basis, this is our second quarter of positive GAAP net income. GAAP net income increased from $1.3 million in Q3 to $2.0 million in Q4. Non-GAAP net income was a record $2.9 million or $0.07 per share. This was a 41% increase over that in Q3 and $0.01 higher than our guidance.
We ended the quarter with $98.5 million in cash and equivalent and no bank debt compared to $101 million in Q3. The modest decrease in cash was the result of higher AR and inventory due to our growth rate during the quarter. AR at the end of the quarter was $9.8 million which equates to DSO of 56 days. This was four days lower than our long term target of 60 days however; it was six days higher than our unusually low DSOs in Q3.
Inventory at the end of the quarter was $9.6 million. This was a $2.8 million increase over Q3, due to increased inventory built to support Q1 and future sales and to the building of a base level of inventory of new OCTEON products specifically the 58, 57, 56 and 50xx products, which are ramping into production during the first half of 2008.
Since this is the end of our fiscal year I would like to recap results for the full year. 2007 was clearly a record year for us. Sales were $54.2 million, a 58% increase year-over-year. More importantly we had record new design win activity with increasing momentum through the year, all of which should lead to strong revenue growth as those customer designs go into production. Non-GAAP gross margins remain strong at 65% throughout the year.
In addition, we were able to support our 58% sales growth with only a 15% increase in non-GAAP operating expenses. This allowed us to cross into non-GAAP operating profitability in Q1, generate non-GAAP operating margins of 3.7% in Q2, increasing to 6.5% in Q3 and 10.0% in Q4. And this drove GAAP net income from $1 million loss at Q1 to a $2 million profit by Q4. Our balance sheet also strengthened significantly through the year obviously both from the IPO but also from continued improvement in our quarterly net income.
Now, I would like to provide some guidance on how we see Q1 ‘08. We expect continued strong sequential and year-over-year sales growth and continued operating margin expansion. We expect sales in Q1 to increase sequentially to between $17.5 million and $17.7 million due to increase in customer demand and to new Cisco products going into production. This guidance provides a similar sequential increase from Q4 to Q1 as to the guidance we gave one quarter ago going from Q3 to Q4. We believe non-GAAP gross margins will be between 64% and 65% and expect operating expenses to increase between 5% and 6% sequentially.
Net income interest in Q1 should be in the range of $1 million down a few hundred thousand from Q4 due to lower money market rates. Stock based compensation expense is expected to be approximately $750,000 in Q1 but will likely increase somewhere in the $1.3 million to $1.5 million range by Q2 and beyond when we grant new stock options to new hires and existing employees in the first half of the year.
Amortized technology should be about $100,000 in Q1. A fully diluted share count used for non-GAAP EPS should remain relatively flat at 43.0 million shares. Income taxes are impacted by NOLs and our international structure are expected to be approximately $250,000 in Q1. So, if you do the math, at the midpoint of this range our non-GAAP operating income would increase 25% sequentially. However, due to the lower expected interest income and slightly higher taxes non-GAAP EPS should be approximately $0.07 per share, similar to Q4.
With that I would like to turn the call back to Syed who’s going to provide some more color on our expectations for 2008 which we will do during the Q&A session.
Syed Ali — Cavium Networks, Inc. — President, CEO
Let’s begin the Q&A session after which we will go ahead and do a closing summary.
QUESTIONS AND ANSWERS

Operator
We will now begin our question-and-answer session. (OPERATOR INSTRUCTIONS). One moment please for our first question. Our first question comes from Sanjay Devgan from Morgan Stanley. Please go ahead.
Sanjay Devgan - Morgan Stanley — Analyst
Just a couple of quick questions; if I remember correct during this summer a couple of quarters ago you guys signed a distribution deal with Avent. They were your new distributors and I was just wondering if you could kind of comment on the inventories in the channel? And, as a percentage of revenue if you could just remind us what the [disty] makes up?
Art Chadwick - Cavium Networks, Inc. — VP — Finance & Administration, CFO
As you mentioned Sanjay we signed that deal and had our first revenue in the third quarter. It was about 1% of our revenue in the third quarter. It increased in Q2 as about 2% of our revenue give or take in Q2. If you look at our deferred revenue line there’s actually two components in it, one is software and services where generally our customer book their software and services for the year and as we earn it we recognize that through the year but, the second component is sales to distributors on which we recognize revenue on sell out where it has not yet sold out.
On this case, if our deferred revenue for that component goes down it means they have less inventory at the distributor. If that goes up, then they have more inventory at the distributor. Our inventory has been very lean at Avnet.
Sanjay Devgan - Morgan Stanley — Analyst
Okay. Thank you. Just a quick follow up if I may. You guys have had tremendous growth and like you pointed out your revenues last year grew in the 50% range or almost 60% range where your non-GAAP OpEx grew modestly in the 15% range. I was just kind of wondering how should we think about — or how comfortable are you with your investment levels in the business now? Or, do you think given the increased design win transaction that might have to change kind of going forward, your level of investment in the business?
Art Chadwick - Cavium Networks, Inc. — VP — Finance & Administration, CFO
That’s an excellent question. Obviously, we have a leverage business model and going forward we plan to manage our increase in operating expenses to increase at approximately give or take half the rate that we expect our sales to increase and that should allow us to expand our operating margins throughout 2008 as we get closer to our longer term model. That’s the plan.
Sanjay Devgan - Morgan Stanley — Analyst
Thank you so much guys. I appreciate it and congratulations on the quarter.
Art Chadwick — Cavium Networks, Inc. — VP — Finance & Administration, CFO
Thanks, Sanjay.
Operator
Our next question comes from Tim Luke of Lehman Brothers. Go ahead. Tim Luke, your line is open, please go ahead.
Unidentified Participant
Hi, this is (inaudible) for Tim Luke. Can you hear me?

Art Chadwick - Cavium Networks, Inc. — VP — Finance & Administration, CFO
Yes, what’s your question?
Unidentified Participant
Hi, I just wanted to see if you guys could talk a little bit more about the traction in design wins? I believe in the September quarter you added 35 to 40, I know you said that accelerated a bit this quarter. Could you give a little more visibility around that? And, typically which segments are seeing more pick up in those design wins?
Syed Ali - Cavium Networks, Inc. — President, CEO
If you look at design wins we look at it as kind of two classes. One was kind of normal win rates which run kind of between 20 to 30 and elevated rates which run between kind of 30 to 40. So, in Q4 our design win rates were very, very similar to the design win rates in Q3.
Unidentified Participant
Then also can you guys talk a little bit about any kind of impact you are seeing from the soft infrastructure market?
Syed Ali - Cavium Networks, Inc. — President, CEO
Actually, I think as I mentioned in the conference call itself, our primary growth vector is new designs going to production. So, with the number of new designs that we have out there going to production every quarter this really tends to kind of insulate and hide some of the perturbations that may occur because of any demand fluctuations that may happen in one segment or the other. So, as you can see this last quarter had very, very strong sequential growth rates of 14%.
Unidentified Participant
Thanks for taking my question guys.
Syed Ali - Cavium Networks, Inc. — President, CEO
Thanks.
Operator
Our next question is from Arnab Chanda of Deutsche Bank. Go ahead.
Arnab Chanda - Deutsche Bank — Analyst
A couple of questions both for Syed and Art, the first question maybe for Syed. You are saying that your design runs have accelerated and you are starting to see some of that in Q4. I don’t know if that’s a trend line but, should we assume that on kind of a yearly basis we should see revenue growth accelerate through ‘08? Or, is it more in the ‘09 timeframe? I have a couple of follow ups.
Syed Ali - Cavium Networks, Inc. — President, CEO
I think from a general viewpoint when you take a look at it Arnab, our design win rate going from kind of — if you look at the design win dollars we have been winning on an annual basis, have gone up from 2005 to 2006 to 2007 and of course, we are planning to do the same in 2008. So, essentially as these designs go to production they should start giving a better growth rate as they come on line.
Arnab Chanda - Deutsche Bank — Analyst

One question about the gross margins; it seems like you have done better than maybe you had guided for or targeted but, at the same time you actually had a little better mix in Q4. We would have probably expected knowing this mix that gross margins would have gone up, yet it kind of stayed flat. Are there things going on, start up costs? Or, other things? If you can talk a little bit about that? Is there a significant difference between the gross margins to the high and to the low end? Could you talk about that?
Syed Ali - Cavium Networks, Inc. — President, CEO
Definitely, Arnab, there are differences in gross margins between kind of the high end, mid range and the low end. But, as you see this quarter gross margins were very strong. One of the primary reasons obviously was mix but also, the second factor in gross margins is how are our costs coming down with relation to ASP deprivations. And, over the second half of ‘07 we have been able to get down costs a little bit better than we anticipated so this kind of maintained gross margins at the high levels.
Arnab Chanda - Deutsche Bank — Analyst
A couple other quick questions maybe for Art. First of all, your inventories have actually gone up quite a bit through the year and in kind of a more skittish market environment. I am just curious if there’s been any change in visibility? Usually, when customers think you have a lot of inventory they don’t give you as much visibility but you are saying its also new product driven. So, if you could talk about that a little bit?
Art Chadwick - Cavium Networks, Inc. — VP — Finance & Administration, CFO
Sure. First of all, our revenues levels are going up. They went up 14% from Q3 to Q4 and if everything else is equal you’d expect your inventory to do up the same amount. But, on top of that we have got this whole list of new products that are being introduced and are ramping into production the first half of 2008.
As Syed described we have got the 58, the 57, the 56 and the 50xx products and those are starting through the manufacturing line in Q4 and we are building a baseline inventory for those new products for which there’s a fair amount of demand or high demand from our customers. At this point in the Company’s history there’s no sense trying to run super lean.
I mean, we have got a very strong balance sheet, a couple of hundred thousand inventory one way or the other, the stuffs not going to go bad. It’s not like the memory market where we have to worry about price deprivations. We think this is the appropriate inventory level and we think that it bodes well for our business for all the right reasons.
Arnab Chanda - Deutsche Bank — Analyst
Art, last question; you obviously got a huge improvement in your operating margin from around break-even to 10% and you talked about your long-term operating model. Can you talk a little about what that is and around what time frame should we expect you to get there? Thanks.
Art Chadwick - Cavium Networks, Inc. — VP — Finance & Administration, CFO
As I mentioned in my commentary we went from breakeven in Q1 of 2007 to an operating margin, almost pretty linearly, to 10.0% by Q4. As we close sale in 2008 we expect to increase our operating expense as give or take half that rate, as I mentioned and that will continue to expand our operating margins. Our longer term operating margin model is that we think we should be able to get operating margins kind of to the low to mid-20s.
With this kind of gross margin profile and the leverage we have in our business we think that is a very appropriate level to shoot for. We believe that we will get much closer to that through the course of 2008 and I think all of that is good news.
Arnab Chanda - Deutsche Bank — Analyst

Syed, one last question. You did address the point of the market environment. What do you think is the biggest driver for you? Is it sort of new customers? Or new design wins? Are you seeing any kind of perturbation in kind of your traditional where you don’t see growth? Or, is it all sort of relatively strong for you at this point?
Syed Ali - Cavium Networks, Inc. — President, CEO
At this point, Arnab, in the macrocosm that we are serving in terms of the market definitely new design wins going to production have the biggest impact and if you take a look at all the really good segments we have really hot segments in each one of our three markets in the enterprise and datacenter market, there are kind of enterprise routers, enterprise switches, unified tech management appliances and also newer markets like WAN optimization.
In the datacenter application delivery switches, storage is a new area for us. In the access and service provider market the access and service provider routers, switches and wireless infrastructure and in the broadband and consumer fiber to the home 802.11n and SOHO/SMB, all of these are really kind of driving growth for us. And also, in kind our existing run rate business we are seeing it to be fairly stable without much perturbation. In fact, in some markets like the security side of it, we have actually seen an uptick in demand.
Arnab Chanda - Deutsche Bank — Analyst
Thank you very much.
Art Chadwick - Cavium Networks, Inc. — VP — Finance & Administration, CFO
Thanks, Arnab.
Operator
Our next question comes from Krishna Shankar of JMP Securities. Please go ahead.
Krishna Shankar - JMP Securities — Analyst
Syed, can you give us a sense for the momentum you see out going into ‘08, would you describe most of that — can you talk about the momentum relative to is it mostly high end OCTEON? Or, can you talk about the products that seem to be showing a lot of momentum in terms of your visibility for ‘08?
Syed Ali - Cavium Networks, Inc. — President, CEO
Just looking at entering ‘08, we are entering ‘08 with extremely strong design win momentum. It’s really amazing that in any given single day we may have two tier one customers in the company or our sales guys are going and visiting two other tier one customers. So, just the amount of design traction we have in the large diversified tier one is really, over ‘07 has been increasing dramatically and kind of in the second half of ‘07. And, what we are seeing now with momentum is just absolutely phenomenal. We have our hands extremely full with the number of opportunities that are presenting themselves.
Now, with regard to the opportunities themselves, we actually see them pretty nicely mixed and spread across the range. I would say at this particular point probably 40% to 50% in the high-end, 20% to 30% in kind of the mid-range, and 20% to 30% in the low-end. If we kind of look forward into ‘09 or so and see how the revenue break up on the OCTEON family breakdown to, this should be approximately the type of revenue mix we should expect in terms of kind of the low end, mid range and high end processors.
Krishna Shankar - JMP Securities — Analyst
At the end of Q3 I think you said you had somewhere in the neighborhood I think 300 or 350 design wins spread over about 100 OEM customers. Can you sort of give us that quantitative metric on the design win number and the number of OEM customer engagements at this point.

Art Chadwick - Cavium Networks, Inc. — VP — Finance & Administration, CFO
So Krishna, actually, at the end of Q3 we said we had approximately 400 design wins at the time. Though, as we said before, not all design wins are created equal, right. Some design wins when they go to production they may lead to only $100,000 in annual revenue. Some design win literally could be many, many millions of dollars. So, not all design wins are created equal so we are kind of shying away from throwing out a number because though it may be interesting it doesn’t tell you that much unless you know the design win dollars.
I think the relevant point for us is design win dollars in the second half of 2007 from those design wins is substantially higher than it was in the first half of ‘07 which is substantially higher than the win rate in 2006. It’s accelerating essentially ever since we introduced OCTEON back in 2005.
Krishna Shankar - JMP Securities — Analyst
Great, and — I know Cisco and F5 were 22% and 14% of revenues. Do you expect a lot of the growth near terms to be still driven by Cisco and F5? Or, can you talk about sort of the uptick of the new customers you are bringing on.
Syed Ali - Cavium Networks, Inc. — President, CEO
I think Krishna, in terms of kind of growth we expect obviously, Cisco to be the big guy for us in terms of driving growth. But, we also have a long range of customers who are probably in kind of the 3% to 5% of revenue today and who will ramp up into the 8% or 10% and beyond. As you saw from Art’s section of the conference call we have some new customers here driving growth for us, customers such as Blue Coat Systems, Citrix, Nokia, Aruba. We have a lot of customers in the few percent range each of who has a nice capability to scale up and deliver growth for us on a quarter-over-quarter basis.
Krishna Shankar - JMP Securities — Analyst
My final question, Syed, can you touch on the competitive landscape and anything different you are changing in terms of new entrance? The pricing environment? Can you talk to the competition?
Syed Ali - Cavium Networks, Inc. — President, CEO
I think if you take a look at our competition there have been no really significant changes. I think the biggest competitor we probably see out there is Freescale with their single and dual core processors in kind of the lower end to mid range market and pretty much the other embedded processor vendors out there at different kind of point products in the system and also we have some private companies out there, a couple of private companies that we compete with. So, overall the competitive climate has not changed dramatically. If anything, from the beginning of last year to the beginning of this year I believe that we have become much, much more competitive.
Krishna Shankar - JMP Securities — Analyst
Great, thank you.
Syed Ali - Cavium Networks, Inc. — President, CEO
Thanks.
Art Chadwick - Cavium Networks, Inc. — VP — Finance & Administration, CFO
Thanks, Kris.
Operator
Thank you. Our next question comes from Quinn Bolton of Needham & Company. Please go ahead.

Quinn Bolton - Needham & Co. — Analyst
I just wanted to get a sense, you have talked a lot about the OCTEONs for the new product family but just sort of wondering if you had any update that you could provide on the NITROX family? It sounds like a lot of design win activity has shifted over to OCTEON but, I just wanted to see if that’s actually the case?
Syed Ali - Cavium Networks, Inc. — President, CEO
Actually, the NITROX is also growing very nicely for us both in terms of revenues and in terms of design wins. Approximately, in any given quarter approximately 20% to 25% of the design wins are from NITROX and about three quarters is from OCTEON. But, the NITROX has a very, very commanding position in the same market and especially where other processors are used, NITROX is being increasingly adopted to provide security.
So, even though we may not get the CPU socket for any given socket, if somebody else wins the CPU we can get our NITROX in along with that other CPU and still generate revenue from that design. So, overall NITROX is doing very well for us but obviously, OCTEON is a much, much larger market and over time should over shadow the NITROX in terms of revenues.
Quinn Bolton - Needham & Co. — Analyst
Syed, in some of your prepared comments you talked about OCTEON being used as a processor for L2 to L7 processing versus being used as a co-processor. What’s the MIPS sort of look in terms of design wins between being used as a main processor for both control and data plane processing versus a co-processor for specific?
Syed Ali - Cavium Networks, Inc. — President, CEO
I would say where we are the main CPU is probably on the OCTEON side is probably over 80% and the balance being that we are used as a co-processor.
Quinn Bolton - Needham & Co. — Analyst
Is it more likely to get multiple OCTEONs and a board then in a co-processor? Or, is the main CPU — or, can you get a main CPU plus sort of an OCTEON as a off load in a dual sort of two CPUs per board design?
Syed Ali - Cavium Networks, Inc. — President, CEO
Actually, it’s kind of both cases. Where multiple OCTEONs are being used there is typically no other CPU in the system, so we are the main CPU the data plane CPU, the services CPU, the security CPU, and everything else in between. Typically where we are used as a co-processor, it’s typically one OCTEON sitting on a PCI or a PCI express box in an appliance where it offloads some of the computer intensive functions.
Quinn Bolton - Needham & Co. — Analyst
OK, great. Last one Syed and then one for Art. Syed, any update you can give us on the product road map especially as we look towards the OCTEON II family.
Syed Ali - Cavium Networks, Inc. — President, CEO
I think I will kind of cover that in my closing statements when I kind of give a little bit of qualitative outlook for 2008.
Quinn Bolton - Needham & Co. — Analyst

I think in the past you have said that roughly less than 25% of design wins currently in production. I know you talked about some new products going to ramp soon, so I wanted to check and see if that metric still holds? And, is that a measure on a design win dollar basis? Or, just number of design wins? Thanks.
Art Chadwick - Cavium Networks, Inc. — VP — Finance & Administration, CFO
Good question. What we have said in the past and we will reaffirm it here is that on a dollar, expected revenue dollar standpoint, less than a quarter of the design wins that we have won are currently in production.
Syed Ali - Cavium Networks, Inc. — President, CEO
The other thing is there Quinn is that if you really look at the potential revenue as a funnel, we are putting more in than we are taking out in a given quarter.
Quinn Bolton - Needham & Co. — Analyst
Right, right. Okay, great, thank you.
Syed Ali - Cavium Networks, Inc. — President, CEO
Thanks, Quinn.
Operator
Our next question comes from Sandy Harrison of Signal Hill. Please go ahead.
Sandy Harrison - Signal Hill — Analyst
Thanks. good afternoon, guys.
Syed Ali - Cavium Networks, Inc. — President, CEO
Hi, Sandy.
Sandy Harrison - Signal Hill — Analyst
Just to kind of follow up on some of the question on the market as you look forward and one of the things about the introduction of your OCTEON security focused products was to expand your [TAM] or expand your service markets SAN — is that tracking as you have thought or, has there been more opportunities that have sort of popped up here as folks have found ways to use your products either as co or main processors?
Syed Ali - Cavium Networks, Inc. — President, CEO
Definitely, I think, Sandy, one of the very positive surprises for us has been the usage and the way customers have found different ways to use the amount of power that we are giving. I mean, there were many applications that we did not envision when we introduced our first 16 core processors that are now coming online.
Like I mentioned in the text of my conference call, we are starting to assume some of the other functions that typically would have been done on other types of CPUs like DSPs and FPGAs. Customers for example in a chassis-based system use to have maybe four different blades. One, they use to have security blade, one a services blade, one a packet processing blade. And each one of these blades use to have different processors, different components.
We now have a customer, it’s a tier one customer who are basically saying, “Hey I am just going to use one type of blade and that blade will have two or more OCTEONs on it and I am going to use multiple of these and with software on it, I am going to make this into a packet processing blade, or I am going to customize it to a security blade, or I can make it function as a services blade.” So, just the amount of ambiguous compute power and the performance per watt and the cost per gigabyte of processing that we are delivering is opening up dramatically new applications for us.
Also, if you take a look at our first generation OCTEON versus OCTEON plus that we are sampling and ramping through production in the first half, as we go our next generation OCTEON II the performance we are developing per unit dollar is dramatically decreasing and this is going ahead and expanding the amount of function that we can suck in to our chip cost effectively.
Sandy Harrison - Signal Hill — Analyst
Got you. So you are basically getting more bang for the buck, said more easily.
Syed Ali - Cavium Networks, Inc. — President, CEO
Exactly. Different cost per megahertz of processing if you will, you start [consuming] different functions. And, if you get that to a low enough number a lot of the functions that were done in other types of functions like (inaudible) can start to be consumed inside the OCTEON.
Sandy Harrison - Signal Hill — Analyst
I think you said this but, just for kind of a clarification point, as you look at this quarter year enterprise datacenter was around 73% and the other products obviously making up the difference. Exiting ‘08 do you think it would be at sort of a 50% level at this particular point? Or, do you think it’s going to take a little bit longer and are we thinking right as far as what the mix could look like from the different products from that perspective?
Syed Ali - Cavium Networks, Inc. — President, CEO
Yes, Sandy. If you take a look at it kind of exiting ‘08 entering ‘09 we expect enterprise and datacenter to kind of come down. They grow as dollars obviously, but they come down as a percentage like 50% to 60%, broadband and consumer are going to get into the 25% range, and the balance kind of 20% to 25% being access service providers. This is probably the kind of mix that we will see kind of exiting ‘08 entering ‘09.
Sandy Harrison - Signal Hill — Analyst
As I look at what you guys talked about as far as ramping 10 new products and three new families this quarter which will probably be a pretty big task, do you expect to ramp or continue to ramp similar numbers of products going forward? Or, is there potentially some additional leverage to be added here as the wafer starts and mass sets and others might slow down as you settle into your product mix.
Syed Ali - Cavium Networks, Inc. — President, CEO
Actually, I think in the second half of ‘07 we had kind of the big bang, right where we have three product families within two or three months or so of each other. So, it’s a big bang. But, over ‘08 we kind of almost get back to having one new family a quarter.
Sandy Harrison - Signal Hill — Analyst
Then, I will ask kind of a broader question — as you look at the market sell-off there are a number of adjacent technologies I call it that are available out there at pretty interesting sale prices. Given the fact that you seem to have your core business humming along and enjoy a much better visibility component to your business and opportunities that many other colleagues in the space. Is there an opportunity here for you guys to pick up some adjacent technology from some companies that maybe facing market pressures? And, if so, what could potentially be some of those technologies that you could see valuable if you were able to pick up for the right price out there?

Syed Ali - Cavium Networks, Inc. — President, CEO
I think overall first of all, our business, our organic business is growing very, very well. So, one of the things is for us there’s not a big urgency if you will, to move in that direction. But, having said that, we keep a look out for opportunities out there amongst the various technologies that are available in the market and we will always keep a look out and if something interesting comes we will take a closer look at it.
But, overall, I think because of the nice organic growth rate that we have we are putting a pretty stringent box around what we would possibly do. Once you take a look at our box you will say, “Hey, there’s not a whole lot of things that will meet this criteria.” But, having said that we will kind of keep a look out and keep our eyes open and if something really compelling comes along our way we will take a serious look at it.
Sandy Harrison - Signal Hill — Analyst
My last question, if I could, at the risk of a propeller head here; as you look at some of the industry debates out there, there are some folks that are coming to market from a completely different perspective than you guys are coming at it with a higher end processor, a single core processor with more MIPS to it yet, you guys seem to be proving the point that more MIPS through more cores probably makes more sense. Is there any continuing issues?
Or, what has been the feedback from a number of your key customers as far as the single core versus the multi core? And, what is it that you guys seem to be hearing some of your competitors may not be from the customers? Or, is it just a different market that each of you is serving with a different product?
Syed Ali - Cavium Networks, Inc. — President, CEO
If you take a look at kind of traditional CPUs, they use to be single core and drives the heck out of the clock rate getting to 1 gigahertz, 1.5 gigahertz, 2 gigahertz. And in legacy systems the primary application of that processor use to be for controlled plane processing only. So, what we did when we came out with our processor is give you more cores and more total compute horsepower. So, this type of product is very good for data processing.
Now obviously, I mean from a market view point, the revenue behind data processing is dramatically higher than for pure controlled plane processing in the embedded market space. So, that is kind of one comment. The second comment is as the applications are moving to kind of multi-service layer 4 to layer 7 type applications, controlled plane software is also moving from single thread, or running on a single core to having the capability to now run [patently] in multiple cores. Once that transition happens even the market for pure controlled plane only applications will start to move to more of our architecture which gives you the best compute costs per megahertz.
Operator
Unfortunately, we are almost out of time and I would like to turn the call back over to Mr. Ali for his closing remarks.
Syed Ali - Cavium Networks, Inc. — President, CEO
Thank you. 2007 was indeed a banner year for Cavium. We began life as a public company and met or exceeded every internal and external metric that we set out to achieve at the beginning of 2007. As we enter 2008 we are extremely excited about the strong foundation that we have built in the embedded processor space. In the new products area we have a slew of over 15 products that will enter volume production in the first half of 2008.
Additionally, we also plan to announce three new families of products in 2008 which will allow us to continue the fast pace of new product introduction that we set in 2007. These new product roll outs will enable us to maintain and improve our design win rates in 2008. On the revenue front we expect to continue to see robust growth rates both on a sequential and a year-over-year basis driven by new design wins going to production. This diversified pipeline of new design wins going to production we believe will drive strong growth in all three of our major end markets.

There have been two phases at Cavium. The first phase of growth was primarily driven by the NITROX family while the second one is being driven by the OCTEON family which addresses a dramatically larger TAM. In 2008 strongly ramping OCTEON sales will be the primary driver of our growth and will lead to the OCTEON becoming our largest revenue product line in 2008 and beyond. On the design win front we expect to continue winning designs at accelerated rates.
In 2008, we will continue to focus on winning designs at large tier one customers like Cisco, Alcatel-Lucent, Juniper, Nokia, Motorola, Nortel, Ericsson, Hitachi, Huawei, H3C, VP, and F5 at the mid to high-end and companies like Netgear, Linksys, and others at the low-end. We would like to consolidate our position in the large end market that we have had a lot of success in, as well as expand into newer market sectors.
In terms of competition we believe that we are entering 2008 in an extremely strong position for both our NITROX and OCTEON products. A large tier one customer base that is starting to ship in volume, a large inventory of high quality design wins that are yet to go to production, a sticky installed software base and a strong suite of new products are making our offerings extremely competitive from the low-end all the way up to the high-end which will drive significant market share gains for us. All in all, we are very excited about our prospects in 2008 and look forward to another very successful year. Thank you for your interest in Cavium.
Operator
Ladies and gentlemen, this does conclude the Cavium Network Q4 2007 earnings conference call. You may now disconnect and thank you for using ACT teleconferencing.